Exhibit 99.1

FutureCorp Space Acquisition 1 Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing July 27, 2026

New York, NY, July 22, 2026 (GLOBE NEWSWIRE) -- FutureCorp Space Acquisition 1 (NYSE: FTRAU) (the “Company”) announced today that holders of the Company’s units may elect to separately trade the Class A ordinary shares and warrants underlying such units commencing on July 27, 2026. Each unit consists of one Class A ordinary share and one half of one redeemable warrant of the Company. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Those units not separated will continue to trade under the symbol “FTRAU.” The Class A ordinary shares and warrants that are separated will trade on the New York Stock Exchange (the “NYSE”) under the ticker symbols “FTRA” and “FTRAW,” respectively. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

A registration statement relating to the Company’s securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 4, 2026. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, 6th Floor New York, New York 10022, or by email at prospectus@cantor.com. Copies of the registration statement can also be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About FutureCorp Space Acquisition 1

FutureCorp Space Acquisition 1 is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region. The Company intends to concentrate on companies in the global space economy and adjacent industries, including space manufacturing and component supply chains, launch platforms, in-orbit services and habitats, in-orbit computing and manufacturing, space-based telecommunications and Earth observation, and defense-related activities.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated date that the Class A ordinary shares and warrants may begin to trade separately and the ability for those units not separated to continue to trade on the NYSE. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s offering filed with the SEC, which could cause actual results to differ from the forward-looking statements. Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact

Joshua B. Marks

Chief Executive Officer and Chief Financial Officer

josh@futurecorp.vc

(213) 524-9594